SUB-ITEM 77C: Submission of Matters to a Vote of Security Holders
A special meeting of shareholders of Credit Suisse Global
Post-Venture Capital Fund, Inc. were held on May 2, 2003, May 16,
2003 and June 5, 2003. The results of the votes tabulated at the special meeting are reported below.

To modify the fundamental investment restriction on borrowing money:
For 		1,948,434 shares
Against 	208,466 shares
Abstain 	132,406 shares
To modify the fundamental investment restriction on lending:
For 		1,954,848 shares
Against 	201,286 shares
Abstain 	133,171 shares
To modify the fundamental investment restriction on real estate investments:
For 		1,975,008 shares
Against 	184,854 shares
Abstain 	129,444 shares
To remove the fundamental investment restriction on short sales:
For 		1,940,840 shares
Against 	218,043 shares
Abstain 	130,423 shares
To remove the fundamental investment restriction on margin
transactions:
For 		1,926,428 shares
Against 	228,592 shares
Abstain 	134,285 shares
To remove the fundamental investment restriction on investments in oil, gas and mineral programs:
For 		1,970,427 shares
Against 	188,232 shares
Abstain         130,647 shares
T
To change the Fund's investment objective from fundamental to non-fundamental:
For 		1,911,778 shares
Against 	243,769 shares
Abstain 	133,759 shares
To amend the charter to allow involuntary redemptions:
For 		1,931,992 shares
Against 	221,140 shares
Abstain 	136,174 shares